Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-219630

Issuer Free Writing Prospectus, dated October 29, 2018

The Boeing Company

Final Term Sheet

$350,000,000 3.450% Senior Notes due 2028

Summary of Final Terms

Dated October 29, 2018

Issuer	The Boeing Company

Principal Amount	$350,000,000

Trade Date	October 29, 2018

Settlement Date (T+2)	October 31, 2018

Maturity Date	November 1, 2028

Treasury Benchmark	2.875% due August 15, 2028

Treasury Price / Yield	98-09+ / 3.077%

Spread to Treasury	+67 bps

Reoffer Yield	3.747%

Price to Public[1]	97.541%

Gross Fee Spread	0.450%

Coupon (Interest Rate)	3.450%

Interest Payment Dates	May 1 and November 1

First Interest Payment Date	May 1, 2019

Call Provision	MWC @ T+10 bps at any time prior to August 1, 2028 (three months prior to maturity); par call at any time on or after August 1, 2028

CUSIP / ISIN	097023CA1 / US097023CA13

Joint Book-Running Managers	Morgan Stanley & Co. LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC Mizuho Securities USA LLC MUFG Securities Americas Inc. SMBC Nikko Securities America, Inc.

Senior Co-Managers

Barclays Capital Inc.

BBVA Securities Inc.

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

Commerz Markets LLC

Credit Agricole Securities (USA) Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

ICBC Standard Bank Plc[2]

J.P. Morgan Securities LLC

Lloyds Securities Inc. RBC Capital Markets, LLC Santander Investment Securities Inc. SG Americas Securities, LLC SunTrust Robinson Humphrey, Inc. U.S. Bancorp Investments, Inc.

Co-Managers	ANZ Securities, Inc. BNY Mellon Capital Markets, LLC Standard Chartered Bank Westpac Capital Markets LLC

Junior Co-Managers

Academy Securities Inc.

Apto Partners, LLC

Loop Capital Markets LLC

MFR Securities, Inc.

Penserra Securities LLC

R. Seelaus & Co., Inc.

Telsey Advisory Group LLC

The Williams Capital Group, L.P.

Tribal Capital Markets, LLC

Notes:

1	Plus accrued interest, if any, from October 31, 2018.
2

ICBC Standard Bank Plc is restricted in its U.S. securities dealings under the United States Bank Holding Company Act and may not underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that are offered or sold in the United States. Accordingly, ICBC Standard Bank Plc shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that may be offered or sold by other underwriters in the United States. ICBC Standard Bank Plc shall offer and sell the notes constituting part of its allotment solely outside the United States.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

$350,000,000 3.850% Senior Notes due 2048

Summary of Final Terms

Dated October 29, 2018

Issuer	The Boeing Company

Principal Amount	$350,000,000

Trade Date	October 29, 2018

Settlement Date (T+2)	October 31, 2018

Maturity Date	November 1, 2048

Treasury Benchmark	3.125% due May 15, 2048

Treasury Price / Yield	96-08 / 3.325%

Spread to Treasury	+92 bps

Reoffer Yield	4.245%

Price to Public[1]	93.333%

Gross Fee Spread	0.875%

Coupon (Interest Rate)	3.850%

Interest Payment Dates	May 1 and November 1

First Interest Payment Date	May 1, 2019

Call Provision	MWC @ T+15 bps at any time prior to May 1, 2048 (six months prior to maturity); par call at any time on or after May 1, 2048

CUSIP / ISIN	097023CB9 / US097023CB95

Joint Book-Running Managers	Morgan Stanley & Co. LLC Citigroup Global Markets Inc. J.P. Morgan Securities LLC Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. Goldman Sachs & Co. LLC

Senior Co-Managers

Barclays Capital Inc.

BBVA Securities Inc.

BNP Paribas Securities Corp.

Commerz Markets LLC

Credit Agricole Securities (USA) Inc.

ICBC Standard Bank Plc[2]

Lloyds Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

RBC Capital Markets, LLC

Santander Investment Securities Inc.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc. SunTrust Robinson Humphrey, Inc. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Co-Managers	ANZ Securities, Inc. BNY Mellon Capital Markets, LLC Standard Chartered Bank Westpac Capital Markets LLC

Junior Co-Managers

Academy Securities Inc.

Loop Capital Markets LLC

Drexel Hamilton, LLC

Mischler Financial Group, Inc.

Multi-Bank Securities, Inc.

Penserra Securities LLC

Samuel A. Ramirez & Company, Inc.

Telsey Advisory Group LLC

The Williams Capital Group, L.P.

Notes:

1	Plus accrued interest, if any, from October 31, 2018.
2

ICBC Standard Bank Plc is restricted in its U.S. securities dealings under the United States Bank Holding Company Act and may not underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that are offered or sold in the United States. Accordingly, ICBC Standard Bank Plc shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that may be offered or sold by other underwriters in the United States. ICBC Standard Bank Plc shall offer and sell the notes constituting part of its allotment solely outside the United States.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or J.P. Morgan Securities LLC collect at 1-212-834-4533.

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